EXHIBIT 4.4(d)


                          AMENDMENT TO RIGHTS AGREEMENT

            AMENDMENT, dated as of June 4, 2002, to Rights Agreement by and between American Medical Security Group, Inc., a Wisconsin corporation (the "Company"), and Firstar Bank, N.A., as Rights Agent, dated as of August 9, 2001, as amended (the "Rights Agreement").

            WHEREAS, Firstar Bank, N.A. and the Company entered into a Termination Agreement, dated as of December 21, 2001, terminating the appointment of Firstar Bank, N.A. as Rights Agent under the Rights Agreement;

            WHEREAS, LaSalle Bank National Association, a national banking association (the "Rights Agent"), and the Company entered into an Appointment and Assumption Agreement, dated as of December 17, 2001, appointing LaSalle Bank National Association as Rights Agent;

            WHEREAS, the Company, Cobalt Corporation and Blue Cross & Blue Shield United of Wisconsin entered into a Stock Purchase Agreement, dated as of March 19, 2002 (the "Stock Purchase Agreement"), providing for this amendment to the Rights Agreement;

            WHEREAS, the Company and the Rights Agent desire to formally amend the Rights Agreement, in accordance with Section 27 of the Rights Agreement, as contemplated by the Stock Purchase Agreement;

            NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:


1.    (a)   The definition of "Acquiring Person" in Section 1(a) of the Rights
      Agreement is hereby replaced by the following definition:

            "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall become the Beneficial Owner (as such term is hereinafter defined) of such number of Common Shares as is equal to 16% (the "Maximum Number")or more of the Common Shares of the Company then outstanding after the date hereof. Notwithstanding the foregoing, the term "Acquiring Person" shall not include (i) the Company; (ii) any Subsidiary (as such term is hereinafter defined) of the Company;
            (iii) any employee benefit plan or employee stock ownership plan of the Company or any Subsidiary of the Company; (iv) any entity holding Common Shares for or pursuant to the terms of any such plan;
            (v) BCBS and its Affiliates and Associates, provided that from time to time after the date hereof BCBS and its Affiliates and Associates do not increase the aggregate number of Common Shares over which such

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            Persons have beneficial ownership as of any such time (other than
            Common Shares the beneficial ownership of which was acquired through
            (A) any dividend or distribution of any Common Shares or any Company securities convertible or exchangeable into Common Shares or any stock split or (B) any grants of Common Shares or any Company securities exercisable for Common Shares (or the exercise of any such securities for Common Shares) under any benefit plan of the Company generally available for directors of the Company), PROVIDED, HOWEVER, that nothing in this clause (v) shall prohibit BCBS and its Affiliates and Associates from collectively owning less than the Maximum Number of the Common Shares of the Company then outstanding; or (vi) any Person who or which together with all Affiliates and Associates of such Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person to the Maximum Number or more of the Common Shares of the Company then outstanding, PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of the Maximum Number or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an
            "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement. For the avoidance of doubt, a Person who merely enters into an agreement to acquire, directly or indirectly, the stock of BCBS or Cobalt Corporation, shall not, by reason of that act alone, become an "Acquiring Person," PROVIDED that such Person does not, at the time of such agreement beneficially own any of the Company's Common Shares, or any Company securities convertible or exchangeable into, or exercisable for, Common Shares, in each case other than those Common Shares then beneficially owned by BCBS and Cobalt Corporation that are indirectly acquired by virtue of such acquisition of the stock of BCBS or Cobalt Corporation, and PROVIDED FURTHER that if, following such agreement to acquire, or ACQUISITION OF, the stock of BCBS or Cobalt Corporation, such Person increases the aggregate number of Common Shares, (or any Company securities convertible or exchangeable into, or exercisable for, Common Shares), over which such Person has beneficial ownership or otherwise becomes the Beneficial Owner of or beneficially owns other
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            Common Shares (or any Company Securities convertible or exchangeable into, or exercisable for, Common Shares) (other than Common Shares the beneficial ownership of which was acquired through (x) any dividend or distribution of any Common Shares or any Company securities convertible or exchangeable into Common Shares or any stock split or (y) any grants of Common Shares or any Company securities exercisable for Common Shares (or the exercise of any such securities for Common Shares) under any benefit plan of the Company generally available for directors of the Company), then such Person shall be deemed an "Acquiring Person" for all purposes of this Agreement.

      (b) In Section 3(a) of the Rights Agreement, the percentage "12%" is hereby replaced by the term "the Maximum Number," as defined in Section 1(a) in this amendment.

2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

3. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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            IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed as of the day and year first above written.


ATTEST:                                    American Medical Security Group, Inc.


       s/s Julie A. VanStraten             By:    s/s Timothy J. Moore
Name:  Julie A. VanStraten                 Name:  Timothy J. Moore
Title: Vice President                      Title: Senior Vice President, General
Assistant Secretary                               Counsel and Secretary


ATTEST:                                    LaSalle Bank National Association
                                           Rights Agent


       s/s Arlene M. Kaminski              By:    s/s Joseph F. Pellicore
Name:  Arlene M. Kaminski                  Name:  Joseph F. Pellicore
Title: Trust Officer                       Title: Assistant Vice President


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